EXHIBIT 4(a)

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of June 6, 2007, among Knobias, Inc., a Delaware corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser, severally and not jointly, agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Notes (as defined herein), and (b) the following terms have the meanings indicated in this Section 1.1:

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Advisory Agreement” means that certain advisory agreement dated as of the Initial Closing Date, between the Company and Centrecourt in the form of Exhibit B attached hereto.

“Agent” means CAMOFI Master LDC, in its capacity as agent of the Purchasers for the purposes of holding the Security Documents on their behalf as described in Section 5.20.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as any Purchaser will be deemed to be an Affiliate of such Purchaser.

“Aylor Subordinated Note” means that certain Subordinated Note of the Company issued to Timothy Aylor, dated the date hereof, in the principal amount of $70,999.54.

“Bridge Notes” means the bridge notes of the Company in the aggregate principal amount of $666,000 issued to the Initial Purchaser.

“Board” means the Board of Directors of the Company.

“Brookhaven Subordinated Note” means that certain Subordinated Note of the Company issued to the Bank of Brookhaven, dated the date hereof, in the principal amount of $184,268.95.

Exhibit 4(a) - Page 1

“Centrecourt” means Centrecourt Asset Management LLC, a Delaware limited liability company.

“Certificate of Amendment” means the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, to be submitted for the approval of the stockholders of the Company as soon as practicable after the Initial Closing Date and which will, among other things, effect a 1-for-100 reverse stock split (the “Reverse Split”) of the Company’s issued and outstanding shares of Common Stock.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1, to be held on the Initial Closing Date or the Subsequent Closing Date, as the context may require.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.01 per share, and any securities into which such common stock shall hereinafter have been reclassified.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means Maynard, Cooper & Gale, P.C.

“Conversion Shares” means shares of Common Stock issued upon conversion of all or a portion of the Notes by the Holder.

“Disclosure Schedules” shall have the meaning ascribed to such term in Section 3.1 hereof.

“Effective Date” means the date that the initial Registration Statement filed by the Company pursuant to the Registration Rights Agreement is first declared effective by the Commission.

“Eligible Market” means the following markets or exchanges: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means that certain Exchange Agreement dated as the date hereof, by and between the Company and CAMOFI Master LDC.

“Exchange and Conversion Agreement” means the Exchange Agreement, dated the date hereof, by and among, CAMOFI Master LDC f/k/a DCOFI Master LDC, Bushido Capital Master Fund, L.P., Gamma Opportunity Capital Partners, LP, and Bridges & Pipes LLC.

Exhibit 4(a) - Page 2

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company, not to exceed 100,000 shares or options per year in the aggregate, pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board or a majority of the members of a committee of non-employee directors established for such purpose or (b) securities upon the exercise of any securities issued hereunder, or convertible securities, options or warrants issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h) hereof.

“Initial Closing Date” means the Trading Day when all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Initial Purchaser’s respective obligations to pay the Subscription Amount and (ii) the Company’s obligations to deliver the Notes have been satisfied or waived.

“Initial Purchaser” means CAMOFI Master LDC.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“LOI” means that certain Letter of Intent, dated February 22, 2007, by and among Knobias, Inc. (the “Company”), CAMOFI Master LDC f/k/a DCOFI Master LDC, Bushido Capital Master Fund, L.P., Gamma Opportunity Capital Partners, LP, Bridges & Pipes LLC, Bank of Brookhaven, Timothy Aylor, E. Key Ramsey and Gregory E. Ballard, as amended by that certain Amendment dated February 23, 2007.

“Material Adverse Effect” shall have the meaning ascribed to such term in Section 3.1(b) hereof.

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(m).

“Notes” means the Senior Secured Convertible Notes due, subject to the terms therein, three years from their respective dates of issuance, issued by the Company to each of the Purchasers hereunder, in the form of Exhibit A attached hereto.

“Option Cancellation Agreement” means the Option Cancellation Agreement, dated the date hereof, between the Company and the holders of the Company’s outstanding options to purchase shares of the Company’s Common Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

Exhibit 4(a) - Page 3

“Registration Rights Agreement” means the Registration Rights Agreement, dated the date hereof, among the Company and the Purchasers, in the form of Exhibit C attached hereto.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Conversion Shares by any Purchaser as provided for in the Registration Rights Agreement.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents ignoring any exercise limits set forth therein.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, or Chief Financial Officer. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Company acting on behalf of the Company.

“Restructuring” means the restructuring of the debt and equity capitalization of the Company substantially pursuant to the terms and provisions of the LOI.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h) hereof.

“Securities” means the Notes and the Conversion Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, dated the date hereof, between the Company, the Subsidiaries and the Agent on behalf of the Purchasers, in the form of Exhibit D attached hereto.

“Security Documents” means the Security Agreement, the Subsidiary Guarantee(s) and any other documents and filings required thereunder in order to grant the Agent (on behalf of the Purchasers) a perfected security interest in all of the assets of the Company, including all UCC-1 filing receipts and mortgages on the real property.

“Series A Amendment Agreement and Consent” means that certain Agreement to Amend and Restate the Certificate of Designation of Series A Preferred Stock of Knobias, Inc. and Consent of the Holders of Series A Preferred Stock of Knobias, Inc. dated the date hereof by and among the Company and the Series A Shareholders.

“Series A Preferred Stock” means shares of Series A Preferred Stock of the Company, issued pursuant to the Certificate of Designation of Series A Preferred Stock of Knobias, Inc., dated November 15, 2004.

Exhibit 4(a) - Page 4

“Series A Shareholders” means all of the holders of the outstanding shares of Series A Preferred Stock.

“Series B Preferred Stock” means shares of Series B Senior Convertible Preferred Stock of the Company issued upon conversion of certain debt of the Company, pursuant to the Restructuring and the Certificate of Designation of Series B Senior Convertible Preferred Stock, to be filed with the Secretary of State of Delaware.

“Series B Shareholders” means all of the holders of the outstanding shares of Series B Preferred Stock.

“Subsequent Closing Date” means the Trading Day, not to exceed 60 days after the Initial Closing Date, when all conditions precedent to (i) the Subsequent Purchasers’ respective obligations to pay the Subscription Amount and (ii) the Company’s obligations to deliver the Notes have been satisfied or waived.

“Subsequent Purchaser” means any Person, reasonably acceptable to the Initial Purchaser, who becomes a party, as a Purchaser, to this Agreement after the Initial Closing Date.

“Subscription Amount” means, as to any Purchaser, the aggregate amount to be paid for the Notes purchased hereunder as specified below such Purchaser’s name on the signature page of this Agreement and next to the heading “Subscription Amount”, in United States Dollars and in immediately available funds.

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1(a).

“Subsidiary Guarantee(s)” means the Subsidiary Guarantee(s), dated the date hereof, among each of the Subsidiaries and the Purchasers, in the form of Exhibit E attached hereto.

“Trading Day” means a day on which the Common Stock is listed or quoted for trading on a Trading Market.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.

“Transaction Documents” means this Agreement, the Notes, the Security Agreement, the Subsidiary Guarantee(s), the Registration Rights Agreement, the Advisory Agreement, the Exchange Agreement, the Series A Amendment Agreement and Consent and any other documents, instruments or agreements executed and delivered pursuant to Section 2.2(a) hereof and in connection with the transactions contemplated hereunder.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the primary Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. New York City Time to 4:02 p.m. New York City Time ) using the VAP function; (b) if the Common Stock is not then listed or quoted on the Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by a nationally recognized-independent appraiser selected in good faith by Purchasers holding a majority of the principal amount of Notes then outstanding.

Exhibit 4(a) - Page 5

“Warrant Cancellation Agreement” means the Warrant Cancellation Agreement, dated the date hereof, between the Company and the holders of the Company’s outstanding warrants to purchase shares of the Company’s Common Stock.

ARTICLE II
PURCHASE AND SALE

2.1 Closing. On the Initial Closing Date, upon the terms and subject to the conditions set forth herein, concurrent with the execution and delivery of this Agreement by the Initial Purchaser and the Company, the Company agrees to sell and issue, and the Initial Purchaser agrees to purchase, the principal amount of the Notes set forth as the “Subscription Amount” on the Initial Purchaser’s signature page to this Agreement (not to be less than $1,530,000), secured by a first priority lien, more fully described in the Security Agreement, on all assets of the Company and the Subsidiaries. On the Subsequent Closing Date, upon the terms and subject to the conditions set forth herein, concurrent with the execution and delivery of this Agreement by the Subsequent Purchasers, the Company agrees to sell, and each of the Subsequent Purchasers severally (and not jointly) agrees to purchase, the principal amount of the Notes set forth as the Subscription Amount on such Subsequent Purchaser’s signature page to this Agreement (not to be less than $1,470,000 in the aggregate), secured by a first priority lien (pari passu with the lien securing the Notes issued on the Initial Closing Date), more fully described in the Security Agreement, on all assets of the Company and the Subsidiaries.

At the Closing, each Purchaser shall deliver to the Company, via wire transfer, immediately available funds equal to its Subscription Amount (and with respect to the Initial Purchaser less the amount of any Bridge Notes converting into this financing) and the Company shall deliver to each Purchaser its Note as determined pursuant to Section 2.2, and the other items set forth in Section 2.2 issuable at the Closing. Upon satisfaction of the conditions set forth in Section 2.3, the Closing shall occur at the offices of the Company, or such other location as the parties shall mutually agree.

2.2 Deliveries.

a)	On the Initial Closing Date, the Company shall deliver to the Initial Purchaser the following:

(i)	this Agreement duly executed by the Company;

(ii)	a duly executed Note with a principal amount equal to the Initial Purchaser’s Subscription Amount, registered in the name of the Initial Purchaser;

(iii)	the Registration Rights Agreement duly executed by the Company;

(iv)	the Security Agreement, duly executed by the Company and the Subsidiaries, along with all the Security Documents;

Exhibit 4(a) - Page 6

(v)	the Subsidiary Guarantee(s), duly executed by the Subsidiaries;

(vi)	the Advisory Agreement duly executed by the Company and Centrecourt;

(vii)	a use of proceeds statement, duly executed by the chief financial officer of the Company, attesting to the use of proceeds from the issuance of the Notes;

(viii)	an executed copy of the Series A Amendment Agreement and Consent;

(ix)	an executed copy of the Exchange and Conversion Agreement;

(x)	an executed copy of the Exchange Agreement;

(xi)	an executed copy of each of the Aylor Subordinated Note and the Brookhaven Subordinated Note;

(xii)	an executed copy of the Option Cancellation Agreement;

(xiii)	an executed copy of the Warrant Cancellation Agreement;

(xiv)
a certificate of a Responsible Officer of the Company certifying (A) the resolutions of the Board authorizing the Transaction Documents and the transactions described therein, (B) attesting to the incumbency of the officers of the Company and the Subsidiaries and (C) that all of the outstanding options and warrants to purchase common stock of the Company have been cancelled by the Company as of the Initial Closing Date;

(xv)
a certificate of a Responsible Officer of each of the Company’s Subsidiaries certifying (A) the resolutions of the board of directors or similar governing body authorizing the Transaction Documents to which it is a party and the transactions described therein and (B) attesting to the incumbency of the officers of the Subsidiaries;

(xvi)	a legal opinion of Company Counsel in the form of Exhibit F attached hereto; and

(xvii)	such other documents, agreements, papers and instruments as the Initial Purchaser may reasonably request.

b)	On the Subsequent Closing Date, the Company shall deliver to each Subsequent Purchaser the following:

(i)	this Agreement duly executed by the Company;

(ii)	a duly executed Note with a principal amount equal to such Subsequent Purchaser’s Subscription Amount, registered in the name of such Subsequent Purchaser;

Exhibit 4(a) - Page 7

(iii)	the Registration Rights Agreement duly executed by the Company;

(iv)	the Security Agreement, duly executed by the Company and the Subsidiaries, along with all the Security Documents;

(v)	the Subsidiary Guarantee(s), duly executed by the Subsidiaries;

c)
On the Initial Closing Date and the Subsequent Closing Date, the Initial Purchaser and the Subsequent Purchasers, as the case may be, shall deliver or cause to be delivered to the Company the following:

this Agreement duly executed by such Purchaser;

the Purchaser’s Subscription Amount by wire transfer to the account of the Company;

the Registration Rights Agreement duly executed by such Purchaser; and

the Security Agreement, duly executed by such Purchaser.

2.3 Closing Conditions.

a) The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

(i)	the accuracy in all material respects when made and on the Initial Closing Date and the Subsequent Closing Date of the representations and warranties of the Purchasers contained herein;

(ii)	all obligations, covenants and agreements of each Purchaser required to be performed at or prior to the Initial Closing Date and the Subsequent Closing Date shall have been performed; and

(iii)	the delivery by each Purchaser of the items set forth in Section 2.2(c) of this Agreement.

b)	The respective obligations of the Initial Purchaser hereunder in connection with the Closing are subject to the following conditions being met

(i)	the accuracy in all material respects when made and on the Closing Date of the representations and warranties of the Company contained herein;

(ii)	all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

(iii)	the Initial Purchaser shall be satisfied with the results of its due diligence investigation of the Company;

(iv)	the Initial Purchaser shall be satisfied with the Company’s current and projected uses of cash;

Exhibit 4(a) - Page 8

(v)
the Board shall have amended the Bylaws of the Company in order to provide that the Board may be comprised of not less than one (1) nor more than seven (7) directors, the exact number to be determined from time to time by resolution of the Board;

(vi)	evidence that each member of the Board other than E. Key Ramsey has tendered his resignation effective upon the Initial Closing;

(vii)	evidence that the designee of the Initial Purchaser has been appointed as a member of the Board effective upon the Initial Closing;

(viii)
evidence that the Company has filed the Certificate of Designation of Series B Senior Convertible Preferred Stock with the Secretary of State of Delaware and shall issue the Series B Preferred Stock to each of CAMOFI Master LDC, Bushido Capital Master Fund, L.P., Gamma Opportunity Capital Partners, LP, and Bridges & Pipes LLC;

(ix)	the Initial Purchaser shall be satisfied with the Company’s pro forma capitalization assuming the consummation of the Restructuring;

(x)	the Initial Purchaser shall be satisfied with the quality and amount of the collateral subject to the Security Agreement;

(xi)
no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(xii)	the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement;

(xiii)	since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably could be expected to have or result in a Material Adverse Effect;

(xiv)
no banking moratorium have been declared either by the United States or New York State authorities, no suspension of trading shall have been declared on the New York Stock Exchange or the NASDAQ Stock Market, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial markets which, in each case, in the reasonable judgment of such Purchaser, makes it impracticable or inadvisable to purchase the Notes at the Closing;

(xv)
neither the Company nor any of its Subsidiaries shall be indebted with respect to any outstanding indebtedness, other than (A) that incurred pursuant to this Agreement and the Notes, (B) indebtedness incurred in the ordinary course of business in connection with the purchase of equipment or trade debt incurred in the ordinary course of business, and (C) indebtedness set forth on Schedule 3.1(g) hereto; and

Exhibit 4(a) - Page 9

(xvi)	any and all fees required to be paid pursuant to Section 5.2 hereunder and the LOI shall have been paid by the Company.

c)	The respective obligations of each of the Subsequent Purchasers hereunder in connection with the Closing are subject to the following conditions being met:

(i)	the accuracy in all material respects when made and on the Closing Date of the representations and warranties of the Company contained herein;

(ii)	all obligations, covenants and agreements of the Company required to be (

(iii)	each Subsequent Purchaser shall be satisfied with the results of its due diligence investigation of the Company;

(iv)	the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement;

(v)	since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably could be expected to have or result in a Material Adverse Effect;

(vi)
no banking moratorium have been declared either by the United States or New York State authorities, no suspension of trading shall have been declared on the New York Stock Exchange or the NASDAQ Stock Market, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial markets which, in each case, in the reasonable judgment of such Purchaser, makes it impracticable or inadvisable to purchase the Notes at the Closing; and

(vii)
neither the Company nor any of its Subsidiaries shall be indebted with respect to any outstanding indebtedness, other than (A) that incurred pursuant to this Agreement and the Notes, (B) indebtedness incurred in the ordinary course of business in connection with the purchase of equipment, trade debt incurred in the ordinary course of business, and (C) indebtedness set forth on Schedule 3.1(g) hereto

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as set forth in the Disclosure Schedule (which shall be deemed a part hereof), the Company hereby represents and warrants to each Purchaser as follows.

(a) Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth in the Disclosure Schedule. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens (except for the Liens identified in Schedule 3.1(n)), and all the issued and outstanding shares of capital stock or equity interests of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

Exhibit 4(a) - Page 10

(b) Organization and Qualification. Each of the Company and the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its respective properties and assets and to carry on its respective business as currently conducted. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and each Subsidiary is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business or financial condition of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c) Authorization; Enforcement. The Company and each of its Subsidiaries has the requisite corporate or other power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its respective obligations thereunder. The execution and delivery of each of the Transaction Documents by the Company and each of its Subsidiaries and the consummation by it of the transactions contemplated thereby have been duly authorized by all action on the part of the Company and each of its Subsidiary and no further action is required by the Company and each of its Subsidiaries in connection therewith other than in connection with the Required Approvals. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and each of its Subsidiaries party thereto and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company and each of its Subsidiaries enforceable against the Company and each of its Subsidiaries in accordance with its respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and each of its Subsidiaries and the consummation by the Company and each of its Subsidiaries of the other transactions contemplated thereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

Exhibit 4(a) - Page 11

(e)Filings, Consents and Approvals. Except as set forth in Schedule 3.1(e) (referred to herein as the “Required Approvals”), the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents.

(f)Issuance of the Securities. The Notes are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. Upon the filing of the Certificate of Amendment with the Secretary of State of Delaware and the effective time of the Reverse Split, (i) the Conversion Shares will have been duly authorized; (ii) when issued in accordance with the terms of the Transaction Documents, the Conversion Shares will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company; and (iii) the Company will have reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the Conversion Shares at least equal to the Required Minimum. The Company has not, and to the knowledge of the Company, no Affiliate of the Company has, sold, offered for sale or solicited offers to buy or otherwise negotiated in respect of any security (as defined in Section 2(a) of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers, or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market.

(g)Capitalization. The capitalization of the Company, after giving effect to the Restructuring, is as set forth on Schedule 3.1(g). Other than as set forth on Schedule 3.1(g), the Company and the Subsidiaries will have no indebtedness after giving effect to the Restructuring. Except as set forth on Schedule 3.1(g), the Company has not issued any capital stock other than that which is disclosed in the capitalization table set forth on Schedule 3.1(g). Except as set forth on Schedule 3.1(g), (i) no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents and (ii) after giving effect to the Restructuring, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. Except as otherwise contemplated by the Transaction Documents, the issuance and sale of the Securities will not obligate the Company or any Subsidiary to issue shares of Common Stock or other securities to any Person (other than the Purchaser) and will not result in a right of any holder of the Company’s or any of its Subsidiaries’ securities to adjust the exercise, conversion, exchange or reset price under such securities. All of the outstanding shares of capital stock of the Company and its Subsidiaries are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except with respect to stockholder approval which is required for the adoption of the Certificate of Amendment and the Reverse Split, no further approval or authorization of any stockholder, the Board or any Subsidiaries or others is required for the issuance and sale of the Securities. Except as set forth on Schedule 3.1(g), there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s or any of its Subsidiaries’ capital stock to which the Company or any of its Subsidiaries is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders or any stockholder of its Subsidiaries.

Exhibit 4(a) - Page 12

(h) SEC Reports; Financial Statements. Except as set forth on Schedule 3.1(h), the Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 3.1(h), the financial statements of the Company and its Subsidiaries complied in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All material agreements to which the Company or any Subsidiary is a party or to which the property or assets of the Company or any Subsidiary are subject are included as exhibits to or specifically identified in the SEC Reports.

(i)Material Changes. Since the date of the latest audited financial statements and except as set forth in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) no material customer of the any of the Company or Subsidiaries has cancelled, nor has any of the Company or the Subsidiaries has received notice from a material customer that it intends to cancel, its relationship with either the Company or any of the Subsidiaries, (iii) none of the Company or any of its Subsidiaries has incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (C) liabilities to the Purchaser or (D) liabilities set forth on Schedule 3.1(i)(A), (iv) none of the Company or any of its Subsidiaries has altered its method of accounting, (v) none of the Company or any of its Subsidiaries has declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (vi) other than as set forth on Schedule 3.1(i)(B), none of the Company or any of its Subsidiaries has issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. Neither the Company nor any of its Subsidiaries has pending before the Commission any request for confidential treatment of information.

Exhibit 4(a) - Page 13

(j) Litigation. Other than as set forth in the SEC Reports, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. Except as set forth in Schedule 3.1(j), there has not been, and to the knowledge of the Company or any Subsidiary, there is not pending or contemplated, any investigation by the Commission involving the Company or any Subsidiary or any current or former director or officer of the Company or any Subsidiary.

(k)Labor Relations. No material labor dispute exists or, to the knowledge of the Company or Subsidiary, is imminent with respect to any of the employees of the Company or any Subsidiary which could reasonably be expected to result in a Material Adverse Effect.

(l) Compliance, Material Contracts. Neither the Company nor any Subsidiary (i) is in material default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a material default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement, services, marketing or processing agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any material order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business except in each case as could not have a Material Adverse Effect. Schedule 3.1(l) contains a true, correct and complete list of all contracts which are material to the operation of the business of the Company or any Subsidiary (“Material Contracts”). Except as set forth on Schedule 3.1(l), each Material Contract is in full force and effect and is enforceable in accordance with its terms, and no material defaults enforceable against the Company or any Subsidiary exist thereunder. Neither the Company nor any Subsidiary has received notice from any party to any Material Contract stating that it intends to terminate or amend such contract.

(m) Regulatory Permits and Licenses. The Company and the Subsidiaries possess all certificates, authorizations, memberships, sponsorships and permits issued by the appropriate federal, state, local or foreign regulatory authorities or other Person necessary to conduct their respective businesses and are in good standing under all such certificates, authorizations, memberships, sponsorship and permits, except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

Exhibit 4(a) - Page 14

(n) Title to Assets. None of the Company or any of its Subsidiaries own any real property. Except as set forth on Schedule 3.1(n), the Company and the Subsidiaries have good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in compliance.

(o)Intellectual Property. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights necessary or material for use in connection with their respective businesses and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither the Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights of others.

(p)Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. To the Company’s knowledge, such insurance contracts and policies are accurate and complete. Neither the Company nor any Subsidiary has received any notice that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(q) Transactions With Affiliates and Employees. Except as set forth on Schedule 3.1(q), none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company or any Subsidiary, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company or any Subsidiary, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $50,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company or any Subsidiary and (iii) for other employee benefits, including stock option agreements under any stock option plan of the Company.

Exhibit 4(a) - Page 15

(r)Sarbanes-Oxley; Internal Accounting Controls. Each of the Company and its Subsidiaries is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Each of the Company and its Subsidiaries has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and its Subsidiaries and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company's most recently filed periodic report under the Exchange Act, as the case may be, is being prepared. The Company's certifying officers have evaluated the effectiveness of the Company's controls and procedures as of the date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company's (or any Subsidiary’s) internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Company's (or any Subsidiary’s) knowledge, in other factors that could significantly affect the Company's (or any Subsidiary’s) internal controls.

(s)Certain Fees. Except as set forth on Schedule 3.1(s), no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Purchasers shall have no obligation with respect to any such fees payable by the Company or with respect to any claims made by or on behalf of other Persons for fees payable by the Company of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

(t)Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated hereby. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Trading Market.

(u)Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities (assuming that none of the Purchasers is an Investment Company or an Affiliate of an Investment Company), the Company will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

(v)Registration Rights. Except as contemplated by the transactions hereunder or as set forth on Schedule 3.1(v), no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(w) Listing and Maintenance Requirements. The Company’s Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. Except as set forth on Schedule 3.1(w), the Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

Exhibit 4(a) - Page 16

(x)Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that constitutes or might constitute material, nonpublic information. The Company understands and confirms that each Purchaser will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. All disclosure provided to the Purchasers regarding the Company, its Subsidiaries, its business and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, furnished by or on behalf of the Company with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(y)Solvency. For purposes of this representation, the term “Company” shall include all of its Subsidiaries. Based on the financial condition of the Company as of the Closing after giving effect to the receipt by the Company of the proceeds from the sale of the Notes hereunder, the application of the proceeds thereof, and after giving effect to the transactions comprising the Restructuring, the Company's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs, taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. Schedule 3.1(g) sets forth all outstanding secured and unsecured Indebtedness of the Company, or for which the Company has commitments. For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP. Except as set forth on Schedule 3.1(l), neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(z)Environmental Matters. The Company and each its Subsidiaries (a) is in compliance with any and all material Environmental Laws (as herein defined), (b) has received all material permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its respective businesses and (c) is in material compliance with all terms and conditions of any such permit, license or approval. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

Exhibit 4(a) - Page 17

(aa)Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary.

(bb)No General Solicitation. Neither the Company nor any Person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to the Purchasers and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

(cc)Foreign Corrupt Practices. For purposes of this representation, the term “Company” shall include all of its Subsidiaries. Neither the Company, nor to the knowledge of the Company, any agent or other Person acting on behalf of the Company, has (i) directly or indirectly, used any corrupt funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(dd)Seniority. As of the Closing Date, after giving effect to the Restructuring, no indebtedness, equity or other security of the Company is senior to, or pari passu with, the Notes in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise, other than indebtedness in favor of the Purchasers pursuant to the Notes.

(ee)No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company or any Subsidiary to arise, between the accountants and lawyers formerly or presently employed by the Company or any Subsidiary and the Company and each Subsidiary is current with respect to any fees owed to its accountants and lawyers. By making this representation, each of the Company and its Subsidiaries does not, in any manner, waive the attorney/client privilege or the confidentiality of the communications between the Company and its Subsidiaries and its lawyers.

(ff)cknowledgment Regarding Purchasers’ Purchase of Securities. The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm's length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by any Purchaser or any of its respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Purchaser’s purchase of the Securities. The Company further represents to the Purchasers that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives. The Company further acknowledges that in addition to purchasing Securities, the Purchasers or their Affiliates may directly or indirectly own Common Stock and Preferred Stock in the Company and that such parties, exercising their rights hereunder may adversely impact their other holdings as well as the other equity holders in the Company.

Exhibit 4(a) - Page 18

(gg) Accountants. The Company’s accountants are set forth on Schedule 3.1(gg) of the Disclosure Schedule. To the knowledge of the Company, such accountants, who have expressed their opinion with respect to the financial statements included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, are a registered public accounting firm as required by the Securities Act.

(hh) Acknowledgement Regarding Purchasers’ Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding (except for Section 4.15 below), it is understood and acknowledged by the Company (i) that none of the Purchasers has been asked to agree, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term; (ii) that past or future open market or other transactions by any Purchaser, including Short Sales, and specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities; (iii) that any Purchaser, and counter-parties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, presently may have a “short” position in the Common Stock, and (iv) that each Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (a) one or more Purchasers may engage in hedging activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Conversion Shares deliverable with respect to Securities are being determined and (b) such hedging activities (if any) could reduce the value of the existing stockholders' equity interests in the Company at and after the time that the hedging activities are being conducted. The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

(ii) Manipulation of Price. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the securities of the Company or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

Exhibit 4(a) - Page 19

3.2 Representations and Warranties of the Purchasers. Each Purchaser hereby, for itself and for no other Purchaser, represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:

(a) Organization; Authority. Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate, limited liability company or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party, and performance by such Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or similar action on the part of the Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Purchaser Representation. Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable securities laws and has no arrangement or understanding with any other Persons regarding the distribution of such Securities (this representation and warranty not limiting the Purchaser’s right to sell the Securities pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws). Nothing contained herein shall be deemed a representation or warranty by such Purchaser to hold Securities for any period of time.

(c)Purchaser Status. At the time such Purchaser was offered the Securities, it was, and at the Closing Date it is, and on each date on which it converts any portion of the Note it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

(d)Experience of the Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e)General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

Exhibit 4(a) - Page 20

The Company acknowledges and agrees that the Purchasers do not make or have not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.

ARTICLE IV
OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions.

(a)The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement and the Registration Rights Agreement.

(b) The Purchasers agree to the imprinting, so long as is required by this Section 4.1(b), of a legend on any of the Securities in the following form:

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Company acknowledges and agrees that a Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement and the Registration Rights Agreement and, if required under the terms of such arrangement, the Purchasers may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders thereunder.

Exhibit 4(a) - Page 21

(c)Certificates evidencing the Conversion Shares shall not contain any legend (including the legend set forth in Section 4.1(b) hereof): (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, or (ii) following any sale of such Conversion Shares pursuant to Rule 144, or (iii) if such Conversion Shares are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after the Effective Date if required by the Company’s transfer agent to effect the removal of the legend hereunder. If all or any portion of a Note is converted at a time when there is an effective registration statement to cover the resale of the Conversion Shares, or if such Conversion Shares may be sold under Rule 144(k) or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations thereof) then such Conversion Shares shall be issued free of all legends. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 4.1(c), it will, no later than three Trading Days following the delivery by a Purchaser to the Company or the Company's transfer agent of a certificate representing Conversion Shares, as applicable, issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section. Certificates for Conversion Shares subject to the legend removal hereunder shall be transmitted by the transfer agent of the Company to the Purchasers by crediting the account of the Purchaser’s prime broker with the Depository Trust Company.

(d)In addition to the Purchasers’ other available remedies, the Company shall pay to each Purchaser, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of Conversion Shares (based on the VWAP of the Common Stock on the date such Securities are submitted to the Company’s transfer agent) delivered for removal of the restrictive legend and subject to this Section 4.1(c), $10 per Trading Day (increasing to $20 per Trading Day 5 Trading Days after such damages have begun to accrue) for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend. Nothing herein shall limit each Purchaser’s right to pursue actual damages for the Company's failure to deliver certificates representing any Securities as required by the Transaction Documents, and each Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

(e)Each Purchaser, severally and not jointly with the other Purchasers, agrees that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 4.1 is predicated upon the Company’s reliance that such Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom.

4.2 Acknowledgment of Dilution. The Company and Purchasers acknowledge that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Transaction Documents, including without limitation its obligation to issue the Conversion Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

Exhibit 4(a) - Page 22

4.3 Furnishing of Information. As long as any Purchaser owns Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as any Purchaser owns Securities, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to such Purchaser and make publicly available in accordance with Rule 144(c) such information as is required for such Purchaser to sell the Securities under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Additionally, the Company covenants to make reasonable efforts to market the Company and hire an appropriate investor relations firm.

4.4 Integration. The Company shall not, and shall use its best efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2(a) of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market.

4.5 RESERVED.

4.6 Securities Laws Disclosure; Publicity. The Company shall, by 8:30 AM New York City Time on the Trading Day following the date hereof, issue a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby, and shall attach the Transaction Documents thereto, including the Disclosure Schedules. The Company and the Purchasers shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor the Purchasers shall issue any such press release or otherwise make any such public statement without the prior consent of the Company, with respect to any press release of the Purchasers, or without the prior consent of the Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (i) as required by federal securities law in connection with a registration statement and (ii) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide such Purchaser with prior notice of such disclosure permitted under subclause (i) or (ii).

4.7 Shareholder Rights Plan. The Company does not have any shareholders rights plan or similar plan or arrangement.

4.8 Non-Public Information. The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that such Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

Exhibit 4(a) - Page 23

4.9 Use of Proceeds. The Company shall use the net proceeds from the sale of the Securities hereunder for working capital and related fees and expenses.

4.10 Reimbursement. If any Purchaser becomes involved in any capacity in any Proceeding by or against any Person who is a stockholder of the Company (except as a result of sales, pledges, margin sales and similar transactions by the Purchasers to or with any current stockholder), solely as a result of such Purchaser’s acquisition of the Securities under this Agreement, the Company will reimburse such Purchaser for its reasonable legal and other expenses (including the cost of any investigation preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred. The reimbursement obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Affiliates of such Purchaser who are actually named in such action, proceeding or investigation, and partners, directors, agents, employees and controlling persons (if any), as the case may be, of such Purchaser and any such Affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, such Purchaser and any such Affiliate and any such Person. The Company also agrees that neither such Purchaser nor any such Affiliates, partners, directors, agents, employees or controlling persons shall have any liability to the Company or any Person asserting claims on behalf of or in right of the Company solely as a result of acquiring the Securities under this Agreement.

4.11 Indemnification of Purchasers. Subject to the provisions of this Section 4.10, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling person (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any Purchaser Party may suffer or incur as a result of, arising from, or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents (or any allegation by a third-party that, if true would constitute such a breach) or (b) any action instituted against a Purchaser, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser’s representation, warranties or covenants under the Transaction Documents or any agreements or understandings any Purchasers may have with any such stockholder or any violations by such Purchaser of state or federal securities laws or any conduct by such Purchaser which constitutes fraud, gross negligence or willful misconduct). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, the Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of the Purchaser Party. The Company will not be liable to any Purchaser Party under this Agreement (i) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by the Purchasers in this Agreement or in the other Transaction Documents.

Exhibit 4(a) - Page 24

4.12 Reservation and Listing of Securities.

(a) Upon the filing of the Certificate of Amendment with the Secretary of State of Delaware and the effective time of the Reverse Split, the Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may be required to fulfill its obligations in full under the Transaction Documents.

(b) If, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than the Required Minimum on such date, then the Board shall use commercially reasonable efforts to amend the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at such time, as soon as possible and in any event not later than the 75th day after such date.

(c) The Company shall, if applicable: (i) in the time and manner required by the Trading Market, prepare and file with such Trading Market an additional shares listing application covering a number of shares of Common Stock at least equal to the Required Minimum on the date of such application, (ii) take all steps necessary to cause such shares of Common Stock to be approved for listing on the Trading Market as soon as possible thereafter, (iii) provide to the Purchasers evidence of such listing, and (iv) maintain the listing of such Common Stock on any date at least equal to the Required Minimum on such date on such Trading Market or another Trading Market.

4.13 Subsequent Equity Sales. In addition to the limitations set forth herein, from the date hereof until such time as no Purchaser holds any of the Securities, the Company shall be prohibited from effecting or entering into an agreement to effect any subsequent financing involving a “Variable Rate Transaction” or an “MFN Transaction” (each as defined below). The term “Variable Rate Transaction” shall mean a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into any agreements, including but not limited to an equity line of credit, whereby the Company may sell securities at a future determined price tied to the market price of the Common Stock. The term “MFN Transaction” shall mean a transaction in which the Company issues or sells any securities in a capital raising transaction or series of related transactions which grants to an investor the right to receive additional shares based upon future transactions of the Company on terms more favorable than those granted to such investor in such offering. Any Purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages. Notwithstanding the foregoing, this Section 4.12 shall not apply in respect of an Exempt Issuance, except that no Variable Rate Transaction or MFN Transaction shall be an Exempt Issuance.

Exhibit 4(a) - Page 25

4.14. Equal Treatment of Purchasers. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. Further, the Company shall not make any payment of principal or interest on the Notes in amounts which are disproportionate to the respective principal amounts outstanding on the Notes at any applicable time. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

4.15 RESERVED.

4.16 Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of any Purchaser. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Purchaser.

4.17Most Favored Nation Provision. Any time the Company effects a subsequent financing, each Purchaser may elect, in its sole discretion, to exchange all or some of its Note then held by it for the securities issued in a subsequent financing based on the then outstanding principal amount of the Note plus any other fees then owed by the Company to the Purchaser, and the effective price at which such securities are sold in such subsequent financing.

4.18 Additional Participation Right. For a period of three years from the date hereof, each Purchaser shall have the right to participate in any debt or equity financing (up to 100% of the original principal amount of the Note) of the Company on the same terms as those offered to such third party providing the financing. The Company shall give the Purchasers at least ten (10) Business Days advance notice of such debt or equity financing, which notice shall set forth all of the material terms. The Purchasers shall have at least five (5) Business Days to inform the Company of their intention to participate.

ARTICLE V
MISCELLANEOUS

5.1 Termination. This Agreement may be terminated by any Purchaser, as to such Purchaser’s obligation hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice to the other parties, if the Closing has not been consummated on or before June 6, 2007; provided that no such termination will affect the right of any party to sue for any breach by the other party (or parties).

Exhibit 4(a) - Page 26

5.2 Fees. At the Closing, the Company has agreed to (i) reimburse Centrecourt for its legal fees and expenses of counsel and (ii) reimburse Centrecourt’s reasonable out-of-pocket expenses. In addition, the Company shall reimburse all out-of-pocket expenses incurred by the Agent (as hereinafter defined) or any Purchaser, including the reasonable fees, charges and disbursements of any counsel for any the Agent or any Purchaser in connection with the enforcement or protection of its rights in connection with this Agreement or any other Transaction Document. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the issuance of any Securities.

5.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.5 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of amendments, by the Company and Purchasers holding 51% of the principal amount of Notes then outstanding. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6 Board of Directors. So long as the Notes are outstanding, the Purchasers shall have the right to designate two (2) of the five (5) members of the Board. In the event that the size of the Board is increased or decreased, the Purchasers will maintain the right to appoint a number of directors to the Board equal to forty percent (40%) of the whole Board. In the event that the number of directors to the Board equal to forty percent (40%) is not a whole number, such number shall be rounded up to the nearest whole number. Holders holding a majority of the outstanding Notes shall be entitled to act on behalf of all Holders in selecting such designees.

5.7 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Exhibit 4(a) - Page 27

5.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Purchasers holding 75% of the principal amount of Notes then outstanding. Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to such “Purchaser.”

5.9 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.10.

5.10 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that any legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) may be commenced in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any such dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.11 Survival. The representations and warranties contained herein shall survive the Closing, the delivery of the Securities and conversion of the Notes, as applicable for the applicable statue of limitations.

5.12 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page or data file were an original thereof.

Exhibit 4(a) - Page 28

5.13 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

5.14 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, in the case of a rescission of a conversion of a Note, the Purchasers shall be required to return any shares of Common Stock subject to any such rescinded exercise notice.

5.15 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.

5.16 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.17 Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.18 Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by any Purchaser in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Purchaser with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by the Purchasers to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at the Purchasers’ election.

Exhibit 4(a) - Page 29

5.19 Liquidated Damages. The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

5.20 Agent.

(a) Authorization of Action. Each Purchaser hereby appoints and authorizes CAMOFI Master LDC (the “Agent”) to be its agent in its name and on its behalf and to exercise such rights or powers granted to the Agent or the Purchasers (i) under the Security Documents to the extent specifically provided therein and on the terms thereof, together with such rights, powers and discretions as are reasonably incidental thereto. As to any matters not expressly provided for by the Security Documents, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Purchasers, and any action so taken or not so taken by the Agent shall be binding upon all Purchasers; provided, however, that the Agent shall not be required to take any action which exposes the Agent to liability in such capacity, which could result in the Agent incurring any costs and expenses or which is contrary to this Agreement or applicable law.

(b) Indemnification. Each Purchaser hereby agrees to indemnify and hold harmless the Agent from and against any and all liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent (in its capacity as agent for the Purchasers) in any way relating to or arising out of the Security Documents or any action taken or admitted by the Agent under or in respect of the Security Documents; provided that no Purchaser shall be liable for any portion of such liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Purchaser agrees to reimburse the Agent promptly upon demand on a pro rata basis in accordance with the then outstanding indebtedness, liabilities and obligations owing to such Purchaser by the Company in respect of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preservation of any rights of the Agent or the Purchasers under, the enforcement of, or legal advice in respect of the rights or responsibilities under, the Security Documents, to the extent that the Agent is not reimbursed for such expenses by the Company or its Subsidiaries.

(c) Successor Agent. The Agent may, as hereinafter provided, resign at any time by giving not less than 30 days’ written notice thereof to the Purchasers and the Company. Upon any such resignation, the Purchasers shall have the right to appoint a successor Agent (the “Successor Agent”), which shall be a Purchaser and which shall be acceptable to the Company, acting reasonably. Upon the acceptance of any appointment as Agent hereunder by a Successor Agent, such Successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall thereupon be discharged from its further duties and obligations as Agent under the Security Documents. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 5.20 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Security Documents. Absent such a resignation by the Agent, the Agent’s appointment shall continue until revoked in writing by Purchasers holding 75% of the outstanding principal amount of the Notes, at which time such Purchasers shall appoint a new Agent.

Exhibit 4(a) - Page 30

(d) Taking and Enforcement of Remedies.

(1) Each of the Purchasers hereby acknowledges that, to the extent permitted by applicable law, the remedies provided under the Security Documents to the Purchasers are for the benefit of the Purchasers collectively and acting together and not severally and further acknowledges that its rights under the Security Documents are to be exercised not severally, but collectively by the Agent upon the decision of the Purchasers; accordingly, notwithstanding any of the provisions contained in any of the Transaction Documents, each of the Purchasers hereby covenants and agrees that it shall not be entitled to take any action with respect to the Security Documents, including, without limitation, any acceleration of the indebtedness, liabilities or obligations of the Company or any of its Subsidiaries, but that any such action shall be taken only by the Agent with the prior written agreement of the Purchasers, provided that, notwithstanding the foregoing:

(2) in the absence of instructions from the Purchasers and where in the sole opinion of the Agent the exigencies of the situation warrant such action, the Agent may without notice to or consent of the Purchasers take such action on behalf of the Purchasers as it deems appropriate or desirable in the interest of the Purchasers; and

(3) the commencement of litigation before any court shall be made in the name of each Purchaser individually unless the laws of the jurisdiction of such court permit such litigation to be commenced in the name of the Agent on behalf of the Purchasers (whether pursuant to a specific power of attorney in favor of the Agent or otherwise) and the Agent agrees to commence such litigation in its name; provided, however, that no litigation shall be commenced in the name of any Purchaser without the prior written consent of such Purchaser;

(4) each of the Purchasers hereby further covenants and agrees that upon any such written consent being given by the Purchasers, they shall co-operate fully with the Agent to the extent requested by the Agent in the collective realization, including, without limitation, the appointment of a receiver and manager to act for their collective benefit; and each Purchaser covenants and agrees to do all acts and things to make, execute and deliver all agreements and other instruments, including, without limitation, any instruments necessary to effect any registrations, so as to fully carry out the intent and purpose of this Section 5.20; and each of the Purchasers hereby covenants and agrees that it has not heretofore and shall not seek, take, accept or receive any security for any of the obligations and liabilities of the Company under the Transaction Documents or under any other document, instrument, writing or agreement ancillary thereto other than such security as is provided hereunder and shall not enter into any agreement with the Company or any of its Subsidiaries relating in any manner whatsoever to the transactions contemplated hereunder, unless all of the Purchasers shall at the same time obtain the benefit of any such security or agreement, as the case may be.

(5) Notwithstanding any other provision contained in the Transaction Documents, no Purchaser shall be required to be joined as a party to any litigation commenced against the Company or any of its Subsidiaries by the Agent under the Transaction Documents (unless otherwise required by any court of competent jurisdiction) if it elects not to be so joined in which event any such litigation shall not include claims in respect of the rights of such Purchaser against the Company or any of its Subsidiaries under the Transaction Documents until such time as such Purchaser does elect to be so joined; provided that if at the time of such subsequent election it is not possible or practicable for such Purchaser to be so joined, then such Purchaser may commence proceedings in its own name in respect of its rights against the Company or any of its Subsidiaries.

Exhibit 4(a) - Page 31

5.21 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in their review and negotiation of the Transaction Documents. The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by the Purchasers.

Exhibit 4(a) - Page 32

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

KNOBIAS, INC.	Address for Notice: 875 Northpark Drive Building 2 Suite 500 Ridgeland, MS 39157
By:____________________________________ Name: Key Ramsey Title: CEO	Telephone: 601-978-3399 Facsimile:
With a copy to (which shall not constitute notice):

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR PURCHASER FOLLOWS]

Exhibit 4(a) - Page 33

[PURCHASER SIGNATURE PAGES TO KNOBIAS, SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Investing Entity: ________________________________________________________
Signature of Authorized Signatory of Investing Entity: __________________________________
Name of Authorized Signatory: ____________________________________________________
Title of Authorized Signatory: _____________________________________________________
Email Address of Authorized Entity:________________________________________________

Address for Notice of Investing Entity:

Address for Delivery of Securities for Investing Entity (if not same as above):

Subscription Amount:

EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

[SIGNATURE PAGES CONTINUE]

Exhibit 4(a) - Page 34